EXHIBIT 23.1

23.1	Consent of S.B. Hoover and Company, L.L.P.

We consent to the reference in this Form SB-2 to S.B. Hoover and Company, L.L.P. as experts in accounting and auditing and to the use in this Form SB-2 of our report dated January 29, 2004 on the statement of financial condition of TransCommunity Bankshares, Incorporated as of December 31, 2003 and 2002, and the related statements of income, stockholders’ equity, and cash flows for the years then ended.

/s/ S.B. Hoover & Company, L.L.P.

April 23, 2004

Harrisonburg, Virginia